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                                                                     EXHIBIT 4.2


                                 BINGO.COM, INC.
                           2000 STOCK OPTION AGREEMENT


         THIS AGREEMENT is entered into as of the ____ day of ___________, 2000 (the "Grant Date"), between Bingo.com, Inc., a Florida corporation (the "Corporation"), and __________ (the "Optionee").

                                 R E C I T A L S

         A. The Board of Directors of the Corporation (the "Board") has established the Bingo.com, Inc. 2000 Stock Option Plan (the "Plan") in order to provide key employees, directors, advisors and consultants of the Corporation with a favorable opportunity to acquire shares of the Corporation's common stock ("Stock").

         B. The Board regards the Optionee as a key employee, director, advisor or consultant and has determined that it would be in the best interests of the Corporation and its shareholders to grant the option described in this Agreement to the Optionee as an inducement to remain in the service of the Corporation, and as an incentive for promoting Optionee's efforts during such service.

         NOW, THEREFORE, it is agreed as follows:

         1. DEFINITIONS AND INCORPORATION. Unless otherwise defined herein or the context otherwise requires, the capitalized terms used in this Agreement shall have the meanings given to such terms in the Plan. The terms, conditions and limitations set forth in the Plan are hereby incorporated in and made a part of this Agreement as if fully set forth herein. The Optionee hereby acknowledges that he or she has received a copy of the Plan.

         2. GRANT OF OPTION. Pursuant to the Plan, the Corporation hereby grants to the Optionee as of the date hereof, the option to purchase all or any part of an aggregate of _________ (______) shares of Stock (the "Option"), subject to adjustment in accordance with Section 10 of the Plan. The Option is not intended to qualify as an Incentive Stock Option under the Code.

         3. OPTION PRICE. The option shall have an exercise price of $____ per share.

         4. RIGHT TO EXERCISE. Subject to the conditions set forth in this Agreement and in the Plan, the Option shall be exercisable at a minimum rate of twenty percent (20%) per year over a period of five (5) years from the Grant Date; provided that the


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Optionee has been in the continuous employment or service of the Corporation from the Grant Date until the date on which such shares become exercisable.

         For purposes hereof, the Optionee's employment or service relationship shall be treated as continuing uninterrupted (i) while the Optionee is on military leave, sick leave or other bona fide leave of absence approved by the Administrator in its sole discretion, or (ii) if the Optionee's employment or service is transferred among the Corporation and its parents or subsidiaries.

         5. SECURITIES LAW REQUIREMENTS. No part of the Option shall be exercised if counsel to the Corporation determines that any applicable registration requirement under the Securities Act of 1933 (the "Act") or any other applicable requirement of Federal or state law has not been met.

         6. TERM OF OPTION. The Option shall terminate in any event on the earliest to occur of (a) ten (10) years from the date of this Agreement, (b) the expiration of the period described in Section 7 below, (c) the expiration of the period described in Section 8 below, (d) the expiration of the period described in Section 9 below, or (e) any other date provided in the Plan or elsewhere in this Agreement.

         7. EXERCISE FOLLOWING CESSATION OF EMPLOYMENT OR SERVICE. If the Optionee's employment or service with the Corporation ceases for any reason or no reason, whether voluntarily or involuntarily, with or without cause, other than by death, Disability or Retirement, the Option (to the extent it has not previously been exercised and is exercisable at the time of such cessation) may be exercised within ninety (90) days after the date of such cessation.

         8. EXERCISE FOLLOWING DEATH OR DISABILITY. If the Optionee's employment or service with the Corporation ceases by reason of the Optionee's death or Disability, or if the Optionee dies after cessation of employment or service but while the Option would have been exercisable hereunder, the Option (to the extent it has not previously been exercised and is exercisable at the time of such cessation) may be exercised within twelve (12) months after the date of the Optionee's death or cessation by reason of Disability. In case of death, the exercise may be made by Optionee's executor or administrator of his or her estate or by any person or persons who have acquired the Option directly from the Optionee by bequest or inheritance; provided that such executor, administrator or person consents in writing to abide by and be subject to the terms of the Plan and this Agreement and such writing is delivered to the Corporation.

         9. EXERCISE FOLLOWING RETIREMENT. If the Optionee's employment or service with the Corporation ceases by reason of Retirement, the Option (to the extent it has


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not previously been exercised and is exercisable at the time of such cessation)
may be exercised within ninety (90) days after the date of the Optionee's Retirement.

         10. TIME OF CESSATION OF SERVICE. For the purposes of this Agreement, the Optionee's employment or service shall be deemed to have ceased on the earlier of (a) the date when the Optionee's employment or service in fact ceased or (b) except in the case of Retirement, the date when the Optionee gave or received written notice that his or her employment or service was to cease.

         11. TRANSFERABILITY. The Option shall be exercisable during the Optionee's lifetime only by the Optionee or by the Optionee's guardian or legal representative and shall be nontransferable, except that the Optionee may transfer all or any part of the Option by will or by the laws of descent and distribution. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Option or any right thereunder, shall be null and void and, at the Corporation's option, shall cause all of the Optionee's rights under this Agreement to terminate.

         12. EFFECT OF EXERCISE. Upon exercise of all or any part of the Option, the number of shares of Stock subject to the Option under this Agreement shall be reduced by the number of shares with respect to which such exercise is made.

         13. EXERCISE OF OPTION. The Option may be exercised by delivering to the Corporation (a) a written notice of exercise in substantially the form prescribed from time to time by the Administrator, and (b) full payment of the Exercise Price for each share of Stock purchased under the Option. Such notice shall specify the number of shares of Stock with respect to which the Option is exercised and shall be signed by the person exercising the Option. If the Option is exercised by a person other than the Optionee, such notice shall be accompanied by proof, satisfactory to the Corporation, of such person's right to exercise the Option. The Exercise Price shall be payable (i) in U.S. dollars in cash (by check) or (ii) by delivery of shares of Stock registered in the name of the Optionee having a Fair Market Value at the time of exercise equal to the amount of the Exercise Price.

         14. WITHHOLDING TAXES. The Company may require the Optionee to deliver payment, upon exercise of the Option, of all withholding taxes (in addition to the Exercise Price) with respect to the difference between the Exercise Price and the Fair Market Value of the Stock acquired upon exercise, which payment shall be made (a) in cash, (b) upon written approval from the Administrator, by delivery of shares of Stock registered in the name of the Optionee and held for a period of six (6) months or more by the Optionee, or (c) any combination of
(a) and (b) above.


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         15. ISSUANCE OF SHARES. Subject to the foregoing conditions, the
Corporation, as soon as reasonably practicable after receipt of a proper notice of exercise and payment of the Exercise Price, shall deliver to the person exercising the Option, at the principal office of the Corporation or such other location as may be acceptable to the Corporation and such person, one or more certificates for the shares of Stock with respect to which the Option is exercised. Such shares shall be fully paid and nonassessable and shall be issued in the name of such person.

         16. RIGHTS AS SHAREHOLDER. Neither the Optionee nor any other person entitled to exercise the Option shall have any rights as a shareholder of the Corporation with respect to the Stock subject to the Option until a certificate for such shares has been issued to him or her following the exercise of the Option.

         17. NO RIGHTS AS TO SERVICE. Nothing in this Agreement or the Plan shall be construed to give any person the right to remain in the employ or service of the Corporation or any parent or subsidiary of the Corporation or to affect the absolute and unqualified right of the Corporation and any parent or subsidiary of the Corporation to terminate such person's employment or service relationship at any time for any reason or no reason and with or without cause or prior notice.

         18. INVESTMENT REPRESENTATIONS. In connection with his or her acceptance of the Option, the Optionee represents and warrants to the Corporation that he or she:

             (a) is acquiring the Option, and, if applicable, will acquire the shares of Stock subject to the Option (the "Option Shares"), for investment solely for his or her own account and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Act, and that he or she has no present intention of selling, offering to sell or otherwise disposing of or distributing the Option Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Act, and that the entire legal and beneficial interest of the Option Shares that Optionee may acquire pursuant to this Agreement is being acquired for, and will be held for the account of, the Optionee only and neither in whole nor in part for any other person;

             (b) maintains his or her principal residence in the State of California;

             (c) has not seen or received any advertisement or general solicitation with respect to the sale of the Option;


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             (d) (i) has a preexisting personal or business relationship with the Corporation or its officers and directors such that he or she is aware of the Corporation's plans, operations and financial condition or (ii) has business or financial experience such that he or she has the capacity to protect his or her own interest in acquiring the Option and, if applicable, the Option Shares;

             (e) realizes that his or her acquisition of the Option Shares would be a highly speculative investment and that he or she is able, without impairing his or her financial condition, to hold the Option Shares for an indefinite period of time and to suffer a complete loss on his or her investment;

             (f) understands that the Option has not been, and any Option Shares acquired by the Optionee would not be, registered under the Act by reason of a specific exemption under Section 4(2) of the Act, which exemption depends upon, among other things, the bona fide nature of his or her investment intent as expressed herein, and any Option Shares acquired by the Optionee must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available; and

             (g) understands that any Option Shares acquired by the Optionee would constitute restricted securities within the meaning of Rule 144 promulgated under the Act; that the exemption from registration under Rule 144 will not be available in any event for at least one (1) year from the date of purchase of and payment for the Option Shares, and even then will not be available unless (i) a public trading market then exists for the Shares, (ii) adequate information concerning the Corporation is then available to the public, and (iii) other terms and conditions of Rule 144 are complied with; and that any sale of the Option Shares may be made by him or her only in limited amounts in accordance with such terms and conditions.

         19. SHAREHOLDER APPROVAL. This Option is being granted subject to obtaining the approval of the Shareholders of the Plan and may not be exercised until such approval is obtained. In the event that the Shareholders do not approve the Plan on or prior to [_______, 2001], then this Option shall be terminated. If the Option Shares covered by this Agreement together with shares of Stock subject to all outstanding options under the Plan exceed, as of the Grant Date, the number of shares of Stock which may be issued under the Plan as last approved by the Shareholders, then this Option shall be void with respect to such excess shares, unless Shareholder approval of an amendment sufficiently increasing the number of shares of Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

         20. NOTICES. Any notice to the Corporation contemplated by this Agreement shall be addressed to it in care of its President, 4223 Glencoe Avenue, Suite C200,


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Marina del Rey, California 90292, or such other address as the Corporation may specify in a notice to the Optionee; and any notice to the Optionee shall be addressed to him or her at the address on file with the Corporation on the date hereof or at such other address as he or she may hereafter designate in writing. Notice shall be deemed to have been given upon receipt or, if sooner, five (5) days after such notice has been deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail addressed to the address specified in the immediately preceding sentence.

         21. INTERPRETATION. The interpretation, construction, performance and enforcement of this Agreement and of the Plan shall lie within the sole discretion of the Administrator, and the Administrator's determinations shall be conclusive and binding on all interested persons.

         22. CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws (not the law of choice of laws) of the State of California.



                            [signature page follows]


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         IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement as of the day and year first above written.

                                            BINGO.COM, INC.,
                                            a Florida corporation


                                            By:
                                                --------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                            OPTIONEE:


                                            ------------------------------------
                                            [Name]


                                            ------------------------------------
                                            (Optionee's Spouse's Signature*)


                                            ------------------------------------
                                            (Please Print Spouse's Name*)



------------------
*  Include signature and name of Optionee's spouse if Optionee is married.


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